EXHIBIT 99.1

Keynote Announces Promotion of Andrew Hamer to CFO effective January 2006; Peter Maloney To Remain to Assure Smooth Transition

SAN MATEO, California — November 7, 2005 — Keynote Systems (Nasdaq:KEYN), the worldwide leader in services that improve online business performance and communications technologies, today named Andrew Hamer to the position of chief financial officer effective January 2006. Mr. Hamer has been Keynote’s corporate controller since June. Peter Maloney, who joined Keynote as vice president and controller in October 2001 and was appointed CFO in October 2003, is leaving the company to join SNOCAP, a startup company providing end-to-end digital licensing and copyright management services. Mr. Maloney will remain as CFO of Keynote through January 2006 to assure a smooth and orderly transition of his duties and responsibilities.

“Andrew Hamer is a very experienced and skilled finance executive. He has done an excellent job in his current position as corporate controller and I expect more of the same as he transitions into the CFO role at Keynote,” said Umang Gupta, chairman and chief executive officer of Keynote. “Andrew has more than 12 years in senior finance positions at technology companies with extensive experience in SEC reporting requirements and in mergers and acquisitions. At Sybase he was group controller for a software development group with revenues in excess of $150 million. And at Excite@Home he was the director of finance during a time in which the company grew from under a million dollars to $400 million in revenue. I know he’ll do an outstanding job for us in his upcoming new role.”

“Under Peter’s leadership we’ve just completed a record revenue year, our ninth consecutive quarter of profitability and fifteenth consecutive quarter of positive cash flow from operations. Peter wants to move on to the unique challenges of a start-up, and when this opportunity arose he couldn’t pass it up. We wish him all the best and thank him for his more than four years of great service and significant contributions to Keynote.”

Mr. Maloney said, “I’m very pleased and proud to have helped lead Keynote to the strong financial position it enjoys today. I’m leaving for a unique start-up opportunity that is exciting for me personally. However, the company will be in very capable hands under Andrew Hamer’s financial leadership.”

“I am very happy and excited to be taking on the CFO role at Keynote,” said Mr. Hamer. “The company is in a strong financial position with a solid management team. I look forward to helping grow the company to the next level.” Mr. Hamer is a CPA and a seasoned finance executive with over 12 years in financial leadership positions in high tech companies. He has held CFO and vice president of finance and administration positions at KnowNow, IQ Labs and Intraspect software. Mr. Hamer was the director of finance at Excite@Home from January 1997 until May 2000. Prior to that, Mr. Hamer held a series of financial leadership positions at Sybase culminating in his position as group controller overseeing a software development group at the company with revenues in excess of $150 million. Mr. Hamer holds both a B.S. and M.A. in accounting.

About Keynote

Founded in 1995, Keynote Systems (Nasdaq “KEYN”) is the worldwide leader in services that improve online business performance and communications technologies. Keynote helps approximately 2,300 corporate customers and 13,000 individual subscribers become “the best of the best” online. The business premise supporting Keynote’s mission is: “Online businesses can’t manage what they don’t measure.” As an independent and trusted third-party, Keynote provides IT and marketing executives with unbiased benchmarking data, competitive analysis and operational metrics from the customer perspective. This data measures service levels and customer experience of Web sites, broadband services and mobile communications.

Known as The Internet Performance Authority®, Keynote manages a market-leading infrastructure of 1,600+ measurement computers and mobile devices in over 90 cities worldwide that assess service levels and a panel of over 160,000 consumers who participate in interactive Web site tests that assess user experience. These online user experience tests capture customer attitude and behavior to answer the critical “why” behind the “what.” Keynote’s geographically distributed measurement services, on-site monitoring appliances and competitive intelligence studies ensure that its customers outpace their competitors in online service levels and overall user experience.

Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the Company or management’s intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations.

Forward-looking statements in this release include, but are not limited to, Keynote’s future prospects. It is important to note that actual outcomes and Keynote’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Keynote’s ability to successfully market and sell its current services to new or existing customers, Keynote’s ability to develop and introduce new services in a timely manner and customer acceptance of new services, the extent to which demand for Keynote’s performance measurement services fluctuates and the extent to which revenue from other service lines, including performance management services, can continue to increase, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote’s ability to retain customers of acquired businesses, Keynote’s ability to operate acquired businesses and manage related costs successfully, Keynote’s ability to retain key employees, pricing pressure with respect to Keynote’s services, unforeseen expenses, competition in Keynote’s markets, integration of acquired companies or technologies and costs associated with any future acquisitions, Keynote’s ability to keep pace with changes in the Internet infrastructure as well as other technological changes, and the success of Keynote’s international operations. Readers should also refer to the risks outlined in Keynote’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2004, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

Keynote, The Internet Performance Authority and Perspective are registered trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. © 2005 Keynote Systems, Inc.

Media/Investor Relations Contact:

Dan Berkowitz, Keynote Systems, (650) 403-3305 dberkowitz@keynote.com